Exhibit 99.1

City Office REIT Reports Fourth Quarter and Full Year 2017 Results

VANCOUVER—March 1, 2018—City Office REIT, Inc. (NYSE: CIO) (the “Company” or “City Office”), today announced its results for the quarter and full year ended December 31, 2017.

Fourth Quarter Highlights

•

GAAP net loss attributable to common stockholders was approximately $2.9 million, or ($0.09) per fully diluted share, Core FFO was approximately $9.6 million, or $0.31 per fully diluted share, and AFFO was approximately $6.6 million, or $0.21 per fully diluted share;

•	In-place occupancy closed the quarter at 88.5%, excluding assets held for sale; the Company executed approximately 278,000 square feet of new and renewal leases during the quarter;

•	Same Store Cash NOI increased 4.1% for the full year 2017, as compared to the full year 2016;

•

Raised total gross proceeds of $72.5 million in a public follow-on offering of 5,750,000 shares of common stock, including 750,000 shares issued pursuant to the full exercise of the underwriters’ overallotment option;

•	Completed a $33.3 million acquisition (“Papago Tech”) in Phoenix, Arizona’s desirable Tempe submarket, bringing the total acquisitions closed in 2017 to $255 million;

•	Completed a $47.0 million property financing for the Mission City property;

•	Declared a fourth quarter dividend of $0.235 per share of common stock, paid on January 25, 2018; and

•	Declared a fourth quarter dividend of $0.4140625 per share of Series A Preferred Stock, paid on January 25, 2018.

Highlights Subsequent to Quarter End

•	Entered into an agreement to acquire an approximately 270,000 square foot property in Phoenix, Arizona for $56.5 million (the “Scottsdale Property”).

“We are pleased to report that we achieved our guidance for fourth quarter Core FFO of $0.29 to $0.31 as well as our 2017 Same Store Cash NOI growth target above 4.0%. We continue to build a high quality platform of urban and amenity rich suburban properties in some of the fastest growing markets across the United States,” commented James Farrar, the Company’s Chief Executive Officer.

“Management is focused on creating long term value by driving occupancy, enhancing property level NOI and adding complementary properties to our portfolio. In this regard, during the fourth quarter, City Office commenced a number of the previously announced renovation programs that we believe will optimally position our buildings, particularly those with vacancies. While we achieved a healthy 278,000 square feet of new and renewal leasing transactions in the fourth quarter, we have a number of highly desirable blocks of space that we are focused on leasing.”

“We expect that our renovation programs and planned leasing expenditures will drive NOI growth and generate long term value, but they require an upfront investment which will temporarily impact our

AFFO. However, we believe these investments will position City Office for strong future growth of both Core FFO and AFFO. The midpoint of our fourth quarter 2018 Core FFO guidance represents a 12% increase over our fourth quarter 2017 Core FFO, removing the impact of termination fee income.”

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Same Store Cash NOI and Adjusted Cash NOI, to the most directly comparable GAAP financial measure can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of December 31, 2017 contained 5.2 million net rentable square feet and was 87.7% occupied. Excluding assets held for sale, in-place occupancy was 88.5%. Occupancy was negatively impacted by an earlier than expected vacancy at our FRP Collection property. That 44,000 square foot space is actively being marketed and is not expected to have a prolonged re-leasing period.

City Office’s NOI was approximately $19.3 million, or approximately $18.5 million on an adjusted cash basis, during the fourth quarter of 2017. NOI for the quarter benefited from $0.7 million of termination fee income. A tenant at our Sorrento Mesa property paid a $1.6 million termination fee which represented approximately 77% of its base rent and estimated reimbursement obligation through its lease expiration on March 31, 2020, as it was required to settle all financial obligations to complete an asset sale and liquidation. The tenant’s departure was known and underwritten at the time of acquisition. The tenant vacated the space at the end of February 2018 and we will recognize the remaining termination fee income in the first quarter. The space is actively being marketed for re-lease and provides an opportunity to increase its net rentable area by approximately 15,000 square feet to capture current BOMA measurement standards.

Same Store Cash NOI decreased 3.6% as compared to the fourth quarter of 2016. Full year 2017 Same Store Cash NOI increased 4.1% as compared to full year 2016.

Investment and Disposition Activity

During the fourth quarter, the Company completed the previously announced acquisition of Papago Tech for a purchase price of $33.3 million, exclusive of closing costs. Papago Tech is a 162,748 square foot, two-building complex located in the desirable Tempe submarket of Phoenix, Arizona. The acquisition is anticipated to generate an initial full-year net operating income yield of approximately 7.5%. Papago Tech is well-located in the geographic center of the Phoenix metropolitan area, with easy access to freeways, light rail and Phoenix Sky Harbor International Airport. The property features exceptional tenant buildouts and was 98.0% occupied at close.

Subsequent to the end of the fourth quarter, the Company entered into a purchase and sale agreement to acquire the Scottsdale Property, an approximately 270,000 square foot, Class A multi-tenant property in the Scottsdale submarket of Phoenix, Arizona for $56.5 million. The property’s location in the Scottsdale submarket, excellent freeway access, large functional floorplates and high parking ratio have helped to attract high quality credit tenants to the property. The property is situated on a long-term ground lease with over 70 years of remaining term. This potential acquisition remains subject to various conditions, including the successful completion of our due diligence, and there can be no assurance that we will acquire this property on the terms or timing we expect, if at all.

The Company previously disclosed that it had entered into a non-binding letter of intent to acquire an approximately 200,000 square foot office property located in Austin, Texas. City Office did not ultimately enter into a definitive agreement, as the seller elected not to move forward with the sale of the property when it could not come to terms on the simultaneous sale of two adjacent value-add buildings to other buyers.

In addition, as previously announced, our Washington Group Plaza property in Boise, Idaho is under contract for disposition for an anticipated sale price of $86.5 million, which is expected to generate a gain on sale in excess of $45 million. In November 2017 and February 2018, the Company executed amendments to the purchase and sale agreement providing for, among other terms, an additional $5 million non-refundable deposit, bringing the total non-refundable deposit to $10 million, and setting the closing date as March 8, 2018.

Leasing Activity

The Company’s total leasing activity for 2017 was 773,000 square feet of which 278,000 was completed during the fourth quarter. Fourth quarter activity included 137,000 square feet of new leasing and 141,000 square feet of renewals. Approximately 95,000 square feet of the total leasing activity in the fourth quarter related to new leases or extension terms that commence in 2019 and beyond.

Notably, during the quarter the Company completed a long-term lease with Sedgwick Claims Management Services at its FRP Ingenuity Drive property in Orlando, Florida for 78,470 square feet, representing 63% of the building’s net rentable area. The term of the lease will be five years, commencing in 2022 upon the expiration of Sedgwick’s sublease in the building and expiring in 2027. This transaction not only backfilled unoccupied and subleased space, but also allowed the Company to multi-tenant the property and diversify lease rollover risks.

New Leasing – New leases were signed with a weighted average lease term of 5.7 years at a weighted average annual rent per square foot of $25.99 and at a weighted average cost of $5.08 per square foot per year.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 4.9 years at a weighted average annual rent per square foot of $22.43 and at a weighted average cost of $2.86 per square foot per year.

Capital Structure

As of December 31, 2017, the Company had total principal outstanding debt of approximately $494.5 million. 93.2% of the Company’s outstanding debt was fixed rate, with a weighted average maturity of 6.2 years and a weighted average interest rate of 4.2%.

During the fourth quarter, the Company completed a $47.0 million ten-year secured property financing for the Mission City property with a fixed interest rate of 3.8%.

The Company also completed a public follow-on offering of 5,750,000 shares of its common stock, including the full exercise of the underwriters’ overallotment option, at an offering price of $12.60 per share for total gross proceeds of $72.5 million.

Subsequent to year end, the Company’s board of directors approved a discretionary share repurchase program for up to $40.0 million of the Company’s outstanding common stock through February 28, 2020. Repurchases may be made at the discretion of senior management from time to time in the open market or in privately negotiated transactions depending on market conditions and other factors. The program may be commenced or suspended without prior notice at any time.

Dividends

On December 15, 2017, the Company’s board of directors approved and the Company declared a cash dividend of $0.235 per share of the Company’s common stock for the three months ended December 31, 2017. The dividend was paid on January 25, 2018 to common stockholders and unitholders of record as of January 11, 2018.

On December 15, 2017, the Company’s board of directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock. The dividend was paid on January 25, 2018 to preferred stockholders of record as of January 11, 2018.

2018 Outlook

For full year 2018, the Company expects Core FFO in the range of $1.08 to $1.13 per diluted share based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s Securities and Exchange Commission filings. This outlook reflects management’s view of current and future market conditions, including assumptions such as the pace of future acquisitions and dispositions, rental rates, occupancy levels, operating and general administrative expenses, weighted average diluted shares outstanding and interest rates. Reconciliation items are noted below.

Full year 2018 Guidance:

	Low	High
Property Acquisitions:	$210M	$240M
Properties NOI:	$80.5M	$81.5M
General & administrative expenses (“G&A”):	$8.0M	$8.5M
Interest expense, net:	$23.0M	$24.0M
Core FFO per diluted share:	$1.08	$1.13
Net Recurring Straight Line Rent Adjustment:	$3.0M	$3.4M
Same Store Cash NOI Change:	(2.0)%	0.0%
December 31, 2018 Occupancy:	90.0%	93.0%

The Company’s Core FFO will fluctuate during the first three quarters of 2018 based on acquisition closings, and the actual timing of these closings, if they occur at all, will have a material impact on actual results. We expect to be fully deployed by the end of the third quarter and therefore believe that the Company’s anticipated fourth quarter 2018 results are more reflective of the Company’s ongoing operations. The Company expects that fourth quarter 2018 Core FFO will be in the range of $0.31 to

$0.34 per diluted share, with anticipated dividend coverage on an AFFO basis and Same Store Cash NOI growth in-line with historical averages.

In addition to our run rate tenant improvements, leasing commissions and capital expenditures, the Company also anticipates approximately $4.1 million of value-enhancing capital expenditures, tenant improvements and leasing commissions during the first three quarters of 2018, concentrated at several properties; this may cause our AFFO to be materially lower during those quarters than our expected run rate. These repositioning and value-enhancing efforts to increase occupancy in our portfolio are linked to a temporary negative effect on anticipated Same Store Cash NOI for the first three quarters of 2018.

Material Considerations:

1.

The disposition of Washington Group Plaza has been included in 2018 guidance, with an assumed closing in March 2018. If the Company were to dispose of any additional properties, there could be a material impact on guidance estimates based on the terms and timing of the redeployment of proceeds.

2.

The 2018 G&A guidance includes approximately $1.4 – $1.6 million for stock-based compensation. Our Core FFO definition excludes stock based compensation. Excluding stock-based compensation, G&A guidance would have been $6.6 – $6.9 million.

3.	2018 annual weighted average fully diluted shares of common stock outstanding are assumed to be 36.3 – 36.6 million.
4.	No future capital offerings, including any placements under the Company’s “at the market” offering program, or share repurchases have been assumed.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on March 1, 2018.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cityofficereit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on March 1, 2018, continuing through 11:59 pm Eastern Time on June 1, 2018 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10116307. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial package to accompany the discussion of the results will be posted on www.cityofficereit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration, and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees and non-real estate depreciation, and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rents, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the Company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”), Adjusted Cash NOI – We define NOI as total revenues less property operating expenses. We define Adjusted Cash NOI as NOI less the effect of recurring straight-line rents, deferred market rent, and any amounts which are funded by the selling entities.

We consider NOI and Adjusted Cash NOI to be appropriate supplemental performance measures to net income because we believe they provide information useful in understanding the core operations and operating performance of our portfolio.

Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store Cash NOI is calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented. The Company’s definition of Same Store Cash NOI excludes properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or signification renovations.

We believe Same Store NOI is an important measure of comparison because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. There can be no assurance that actual forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI and FFO, market rental rates, national or local economic growth, estimated replacement costs of our properties, the Company’s expectations regarding run-rate, pro forma and future dividend coverage on a Core FFO and AFFO basis, the Company’s expectations regarding tenant occupancy, re-leasing periods, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties and anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. All forward-looking statements included in this press release are based upon information available to the Company on the date hereof and the Company is under no duty to update any of the forward-looking statements after the date of this press release to conform these statements to actual results. The forward-looking statements involve a number of significant risks and uncertainties. Factors that could have a material adverse effect on the Company’s operations and future prospects are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and subsequent reports filed from time to time with the U.S. Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. The factors set forth in the Risk Factors section and otherwise described in the Company’s filings with SEC could cause the Company’s actual results to differ significantly from those contained in any forward-looking statement contained in this press release. The Company does not guarantee that the assumptions underlying such forward-looking statements are free from errors. Unless otherwise stated, historical financial information and per share and other data are as of December 31, 2017.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s business, financial condition, liquidity, cash flows and results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends.

City Office REIT, Inc.

Consolidated Balance Sheets

(In thousands, except par value and share data)

	December 31,	December 31,
	2017	2016
Assets
Real estate properties
Land	$188,110	$115,634
Building and improvement	534,473	423,707
Tenant improvement	53,427	49,813
Furniture, fixtures and equipment	291	222

	776,301	589,376
Accumulated depreciation	(48,234)	(39,052)

	728,067	550,324

Cash and cash equivalents	12,301	13,703
Restricted cash	22,713	15,948
Rents receivable, net	20,087	17,257
Deferred leasing costs, net	7,793	5,422
Acquired lease intangible assets, net	65,088	56,214
Prepaid expenses and other assets	2,013	2,626
Assets held for sale	38,427	-

Total Assets	$896,489	$661,494

Liabilities and Equity
Liabilities:
Debt	$489,509	$370,057
Accounts payable and accrued liabilities	17,605	12,976
Deferred rent	4,223	5,558
Tenant rent deposits	3,523	2,621
Acquired lease intangible liabilities, net	8,649	4,302
Dividend distributions payable	10,318	7,521
Earn-out liability	-	2,400
Liabilities related to assets held for sale	2,830	-

Total Liabilities	536,657	405,435

Commitments and Contingencies
Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 5,600,000 and 4,600,000 shares authorized as of December 31, 2017 and 2016, respectively, 4,480,000 issued and outstanding	112,000	112,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 36,012,086 and 24,382,226 shares issued and outstanding as of December 31, 2017 and December 31, 2016 respectively	360	244
Additional paid-in capital	334,241	195,566
Accumulated deficit	(86,977)	(53,608)

Total Stockholders’ Equity	359,624	254,202

Operating Partnership unitholders’ non-controlling interests	-	108
Non-controlling interests in properties	208	1,749

Total Equity	359,832	256,059

Total Liabilities and Equity	$896,489	$661,494

City Office REIT, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Rental income	$26,956	$18,783	$92,357	$63,702
Expense reimbursement	3,482	1,991	11,164	7,140
Other	743	530	2,966	1,619

Total Revenues	31,181	21,304	106,487	72,461

Operating Expenses:
Property operating expenses	11,908	8,526	42,886	28,305
General and administrative	1,556	1,890	6,792	6,429
Base management fee	-	-	-	109
External advisor acquisition	-	-	-	7,045
Acquisition costs	-	353	-	692
Depreciation and amortization	12,499	9,345	41,594	30,178

Total Operating Expenses	25,963	20,114	91,272	72,758

Operating income/(loss)	5,218	1,190	15,215	(297)
Interest Expense:
Contractual interest expense	(5,780)	(3,598)	(18,721)	(13,804)
Amortization of deferred financing costs	(425)	(285)	(1,452)	(957)

	(6,205)	(3,883)	(20,173)	(14,761)
Change in fair value of earn-out	-	(500)	-	(500)
Change in fair value of contingent consideration	-	-	2,000	-
Net gain on sale of real estate property	-	-	12,116	15,934

Net (loss)/income	(987)	(3,193)	9,158	376
Less:
Net income attributable to non-controlling interests in properties	(78)	(111)	(3,402)	(354)
Net loss/(income) attributable to Operating Partnership unitholders’ non-controlling interests	-	5	-	(865)

Net (loss)/income attributable to the Company	(1,065)	(3,299)	5,756	(843)
Preferred stock distributions	(1,855)	(1,781)	(7,411)	(1,781)

Net loss attributable to common stockholders	$(2,920)	$(5,080)	$(1,655)	$(2,624)

Net loss per common share and unit:
Basic and diluted	$(0.09)	$(0.21)	$(0.05)	$(0.13)

Weighted average common shares outstanding:
Basic and diluted	30,887	24,382	30,198	20,460

Dividend distributions declared per common share and unit	$0.235	$0.235	$0.940	$0.940

City Office REIT, Inc.

Reconciliation of Net Operating Income

(Unaudited)

(In thousands)

Three Months Ended
December 31, 2017

Net loss	$(987)
Adjustments to net loss:
General and administrative	1,556
Contractual interest expense	5,780
Amortization of deferred financing costs	425
Depreciation and amortization	12,499

Net Operating Income (“NOI”)	$19,273
Net recurring straight line rent adjustment	(255)
Net amortization of above and below market leases	(213)

Portfolio Adjusted Cash NOI	$18,805
Non-controlling interests in properties - share in cash NOI	(355)

Adjusted Cash NOI (CIO share)	$18,450

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except per share data)

Three Months Ended
December 31, 2017

Net loss attributable to common stockholders	$(2,920)
(+) Depreciation and amortization	12,499

$9,579
Non-controlling interests in properties:
(+) Share of net income	78
(-) Share of FFO	(261)

FFO attributable to common stockholders and unitholders	$9,396

(+) Stock based compensation	241

Core FFO attributable to common stockholders and unitholders	$9,637

(+) Net recurring straight line rent adjustment	(255)
(+) Net amortization of above and below market leases	(213)
(+) Net amortization of deferred financing costs	419
(-) Net recurring tenant improvement and incentives	(1,125)
(-) Net recurring leasing commissions	(1,442)
(-) Net recurring capital expenditures	(457)

AFFO attributable to common stockholders and unitholders	$6,564

Core FFO per common share and unit	$0.31

AFFO per common share and unit	$0.21

Dividends per common share and unit	$0.235
Core FFO Payout Ratio	76%
AFFO Payout Ratio	112%

Weighted average shares of common stock and common units outstanding	31,193

City Office REIT, Inc.

Reconciliation of Same Store Cash NOI to Total Revenues

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Total revenues	$31,181	$21,304	$106,487	$72,461
Property operating expenses	11,908	8,526	42,886	28,305

Net operating income (“NOI”)	19,273	12,778	63,601	44,156
Less: NOI of properties not included in same store	(10,461)	(3,550)	(31,243)	(10,857)

Same store net operating income	8,812	9,228	32,358	33,299
Less:
Termination fee income	(35)	(308)	(58)	(318)
Straight line rent adjustment	76	264	382	(1,741)
Above and below market leases	30	24	32	1
NCI in properties - cash NOI	(284)	(288)	(1,138)	(914)

Same store cash NOI	8,599	8,920	31,576	30,327

City Office REIT, Inc.

Reconciliation of Net Income to Core FFO Guidance

(Unaudited)

(In thousands, except per share data)

	Q4 2018 Outlook		Full Year 2018 Outlook
	Low	High	Low	High
Net (loss)/income attributable to common stockholders	$(1,818)	$(1,826)	$33,705	$35,825
(+) Depreciation and amortization	13,000	14,000	50,000	52,000
(-) Net gain on sale of real estate property	-	-	(45,000)	(47,500)
(-) Non-controlling interests in properties	(200)	(200)	(800)	(800)
(+) Stock based compensation	300	400	1,400	1,600

Core FFO attributable to common stockholders and unitholders	11,282	12,374	39,305	41,125

Core FFO per common share and unit	$0.31	$0.34	$1.08	$1.13

Weighted average shares of common stock and common units outstanding	36,394	36,394	36,394	36,394

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com